Exhibit 10.2

AMENDED AND RESTATED OPERATING AGREEMENT OF

CBC SETTLEMENT FUNDING, LLC

i

7.03 Covenant Against Competition		21
7.04 Covenant Against Solicitation of Customers		21
7.05 Covenant Against Solicitation of Employees and Others		21
7.06 Assignment of Inventions		22
7.07 Severability		22
7.08 Reasonableness; Injunction		22

ARTICLE VIII	RESTRICTIONS ON TRANSFERS; PUT AND CALL RIGHTS	22

8.01 Restrictions on Transfers.		22
8.02 Permitted Transfers.		23
8.03 Conditions to Transfer.		23
8.04 Rights of Unadmitted Transferee.		23
8.05 Admission of Transferee as Member.		24
8.06 Effect of Disposition.		24
8.07 Skyrm and Goodman’s Put Right.		24
8.08 Company’s Call Right.		25
8.09 Drag-Along.		25
8.10 Tag-Along.		26
8.11 Right of First Refusal.		28
8.12 Conversion of Units.		28
8.13 Prohibited Transfers.		28

ARTICLE IX	WITHDRAWAL	28

9.01 Restrictions on Withdrawal.		28
9.02 Withdrawal Payment; Reserves.		29
9.03 Withdrawing Member’s Rights.		29

ARTICLE X	DISSOLUTION, LIQUIDATION, AND TERMINATION	29

10.01 Dissolution.		29
10.02 Liquidation.		30

ARTICLE XI	ALLOCATION RULES	30

11.01 Special Allocations.		30
11.02 Code Section 704(c).		31
11.03 Other Allocation Rules.		31

ARTICLE XII	ANNUAL BUDGET; BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS	32

12.01 Annual Budget.		32
12.02 Maintenance of Records.		32
12.03 Reports to Members.		32
12.04 Tax Elections; Determinations Not Provided for in Agreement.		33
12.05 Tax Matters Partner.		33

ARTICLE XIII	GENERAL PROVISIONS	33

13.01 Notices.		33
13.02 Interpretation.		34

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13.03 Governing Law; Jurisdiction; Venue.		34
13.04 Binding Agreement.		34
13.05 Severability.		35
13.06 Entire Agreement.		35
13.07 Further Action.		35
13.08 Amendment or Modification.		35
13.09 Counterparts; Electronic Delivery.		35
13.10 Representation.		36

EXHIBIT A	MEMBERS AND CAPITAL CONTRIBUTIONS	A-1

EXHIBIT B	DEFINITIONS	B-1

EXHIBIT C	OPTION AGREEMENT	C-1

iii

AMENDED AND RESTATED OPERATING AGREEMENT OF

CBC SETTLEMENT FUNDING, LLC

This Amended and Restated Operating Agreement (this “Agreement”) of CBC Settlement Funding, LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Act”), is entered into by and among the persons listed on Exhibit A hereto and made effective as of December 31, 2013 (the “Effective Date”).

Background. CBC Holding Company, LLC (the “Original Member”) currently is the sole member of the Company pursuant to the Operating Agreement of CBC Settlement Funding, LLC dated as of December, 2012 (the “Existing Operating Agreement”). Pursuant to the Membership Interest Purchase Agreement dated as of December 31, 2013 (the “Purchase Agreement”) among the Company, the Original Member, Asta, CBC Holding Company, LLC (the “Holding Company”), and certain other parties, CBC Acquisition LLC (“CBC Acquisition”) has acquired all of the membership interest in the Company from the Holding Company. This Agreement is entered into pursuant to Section 1.03 of the Purchase Agreement to reflect that purchase and the admission of two additional members.

This Agreement amends and restates the Existing Operating Agreement in its entirety as follows:

1.

DEFINITIONS

Certain defined terms used in this Agreement are set forth in Exhibit B.

2.

ORGANIZATION

A. Formation.

The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation on December 20, 2012 pursuant to the Act.

B. Name.

The name of the Company is “CBC Settlement Funding, LLC” and all Company business shall be conducted under that name or such other names as comply with applicable law that the Members may select from time to time.

C. Registered Agent; Registered Office.

The registered agent of the Company shall be Monarch Entity Services, LLC and the registered office of the Company in the State of Delaware shall be located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801 or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law.

D. Principal Office; Other Offices.

The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware. The initial principal office of the Company shall be at One West First Avenue, Suite 310, Conshohocken, Pennsylvania 19428. The Company may change its principal office or have such other offices as the Members may designate from time to time to the extent required by Section 6.05(b)(xxiii).

E. Purposes.

The purposes of the Company are to engage in any activity in which limited liability companies may engage under the Act.

F. Term.

The Company commenced its existence on December 20, 2012 and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

G. No State Law Partnership.

The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member in connection with this Agreement, for any purpose other than federal, state, and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

H. Liability to Third Parties.

No Member shall be liable for the debts, obligations, or liabilities of the Company, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was insolvent or was rendered insolvent by virtue of the distribution.

3.

MEMBERSHIP; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; REVALUATIONS

A. Units.

1. Membership Interests in the Company are represented by units (“Units”), with each Unit representing a fractional part of the Membership Interests of all Members (or permitted assignees, as the case may be) equal to the quotient of one divided by the total number of Units outstanding at any time, except as otherwise provided herein. Units may be expressed in whole or in fractions.

2. Each of the Units and the corresponding Membership Interests of each Member in the Company has the same rights, responsibilities, privileges, and obligations as all other Units in the Company, except (i) as otherwise expressly provided in this Agreement; and (ii) certain Units may be subject to additional rights, restrictions, terms, and conditions, including without limitation, certain forfeiture provisions and/or anti-dilution protections, as expressly permitted in this Agreement and specified in the particular agreement or other document which memorializes the grant or issuance of, or which governs the grant or issuance of, such Units; provided, however, that in the event of any inconsistency between the terms of this Agreement and the terms of any such other agreement or other document, the terms of this Agreement shall control.

3. For the avoidance of doubt, voting by Members shall be based on the Profit Percentages outstanding at the time such vote is taken or approval or consent provided.

B. Members and Capital Contributions.

The Members of the Company are listed on Exhibit A hereto, each of which has executed this Agreement as of the Effective Date and is hereby admitted to the Company as a Member. The Members have been credited with the Units and Initial Capital Account Balances specified in Exhibit A. The Board shall cause Exhibit A to be updated as necessary to reflect any change in the ownership of Units. Updates to Exhibit A pursuant to the preceding sentence shall not be deemed an amendment to this Agreement.

C. Additional Members; Additional Capital Contributions.

1. No Person shall be admitted to the Company as an additional Member without the consent of Members holding at least a majority of the Membership Interests of the Company.

2. No Member shall be obligated to make any additional Capital Contributions to the Company. However, if a Member shall make contributions to the Company in addition to the Capital Contributions set forth on Exhibit A attached hereto opposite such Member’s name, such contributions shall, absent a different understanding between the Member and the Company, be considered a short-term loan from the Member to the Company, which loan shall bear interest (compounded on a daily basis based on a 365 day year) at the Prime Rate plus two hundred (200) basis points, per annum, and shall have such other commercially reasonable arm’s length terms as are mutually agreed upon by the Company and the Member. Such additional contributions (other than an additional Capital Contribution that is pro rata, among all existing Members) shall only be made with the consent of Members holding at least a majority of the Membership Interests of the Company.

D. Preemptive Rights.

1. Each Member shall have preemptive rights with respect to the issuance of new Membership Interests or rights to acquire Membership Interests(the “Offered Interests”) to the extent provided by this Section 3.04, the effect of which will be that each Member shall have the right to purchase a portion of such Offered Interests equal to such Member’s Profit Percentage. Solely with respect to Skyrm and Goodman, the Offered Interests shall include any issuances of Membership Interests (or the reservation of any Membership Interests) pursuant to any equity incentive plans for employees to the extent Skyrm or Goodman, as applicable, are not participants therein.

2. In the event the Board shall determine to issue Offered Interests, the Company shall give each then-existing Member notice (a “Preemptive Notice”) of such issuance describing in reasonable detail the proposed terms and conditions of such issuance, including the amount of the Offered Interests to be issued, the terms and conditions thereof and the purchase price therefor. Each then-existing Member shall have twenty (20) days from the date such notice is given to elect to purchase a portion of the Offered Interests equal to such Member’s Profit Percentage, at the same price, on the same terms and conditions and at the same time as the Offered Interests are sold to the other Members by giving notice to such effect to the Company (such notice, an “Election” and such Member making an Election, an “Electing Member”). Member’s failure to make an Election as provided in the preceding sentence shall be deemed to be an irrevocable waiver by such Member of its rights under this Section 3.04 in respect of such Offered Interests. Any Election made in accordance with this Section 3.04 shall be deemed to be an irrevocable commitment by the Electing Member to purchase the Offered Interests subject to such Election on the terms and conditions set forth in the Preemptive Notice.

3. Following the expiration of the twenty (20) day notice period referred to in Section 3.04(b), the Company shall sell to each Electing Member the Membership Interests subject to such Electing Member’s Election, and may sell to the prospective purchaser(s) identified in the Preemptive Notice any Offered Interests which the Members did not elect to purchase. The closing of such sale shall be within sixty (60) days after the expiration of the twenty (20) day notice period specified above, on a date determined by the Board, and the consideration paid for and the other terms and conditions upon which such Offered Interests are sold shall not be any more favorable to prospective purchaser(s) than those specified in the Preemptive Notice.

4. Notwithstanding anything in this Section 3.04 to the contrary:

a)	The rights of the Members under this Section 3.04 shall not apply to the issuance of Offered Interests (“Exempt Issuances”): (A) in connection with any Membership Interest split, dividend, recapitalization or distribution by the Company, pursuant to which all Members are treated in accordance with this Agreement; (B) in or after an initial public offering of the Company’s securities; (C) as part or all of the consideration for the acquisition by the Company of the business, at least a majority of the equity interests or all or substantially all of the assets of any other Person who is not an Affiliate of the Company; and (D) as part of a loan provided to the Company by any Person who is not an Affiliate of the Company; and

b)	in addition to the exceptions set forth in clause (i) above, but subject to Section 3.04(d)(iii) below, the Company may issue and sell Offered Interests to any Person without first complying with this Section 3.04; provided, however, that the following conditions are met: (A) the Board has determined in good faith that (1) the Company needs a cash investment, (2) no alternative financing is readily available under reasonable timing and on reasonable terms for the Company and (3) the delay caused by compliance with this Section 3.04 in connection with such investment would be reasonably likely to cause harm to the Company or its Subsidiaries; and (B) the Company gives prompt prior notice to all the Members of such investment, which notice describes in reasonable detail the Offered Interests being issued.

c)	In the event that the Company issues Offered Interests pursuant to Section 3.04(d)(ii) hereof (an “Emergency Funding Offering”), the Company shall promptly following the closing of the Emergency Funding Offering offer to each Member the opportunity to purchase up to the number of new Units that would allow such Member to preserve the Profit Percentage such Member held immediately prior to the consummation of the Emergency Funding Offering (the “Post-Offering Interests”). Each Member electing to exercise such Member’s rights pursuant to this Section 3.04(d)(iii) shall have twenty (20) days from the date the Company delivers notice of the offering of Post-Offering Interests (the “Post-Offer Notice”) to elect to purchase such Member’s Post-Offering Interests, at the price and on the terms set forth in the Post-Offer Notice, by giving notice to such effect to the Company. A Member’s failure to notify the Company as provided in the preceding sentence shall be deemed to be an irrevocable waiver by such Member of its rights under this Section 3.04(d)(iii) in respect of such Post-Offering Interests. Any election by a Member made in accordance with this Section 3.04(d)(iii) shall be deemed to be an irrevocable commitment by such Member to purchase the Post-Offering Interests indicated in such Member’s notice on the terms set forth in the Post-Offer Notice. The closing of any sale of Post-Offering Interests pursuant to this Section 3.04(d)(iii) shall be held within forty-five (45) days after the Company’s delivery of the Post-Offer Notice, on a date determined by the Company.

E. Return of Capital Contributions; Special Rules.

Except as otherwise expressly provided herein, no Member shall be entitled to the return of any part of his, her, or its Capital Contribution or to be paid interest in respect of either his, her, or its Capital Account balance or its Capital Contribution; no Member shall have any personal liability for the return of the Capital Contribution of any other Member; and no Member shall have any priority over any other Member with respect to the return of any Capital Contribution.

F. Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

1. To each Member’s Capital Account, there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any liabilities of the Company that are assumed by such Member, or that are secured by any assets of the Company distributed to such Member.

2. To each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

3. If ownership of any Membership Interest in the Company is assigned in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned Membership Interest.

4. In determining the amount of any liability for purposes of Subsections 3.06(a) and 3.06(b) above, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

5. To each Member’s Capital Account, there shall be debited or credited, as the case may be, such adjustments as are necessary to reflect a revaluation of Company assets to reflect the Gross Asset Value of all Company assets, as required by Regulations section 1.704-1(b)(2)(iv)(f) and Section 3.07 hereof.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code section 704 and Regulations section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Company shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet as computed for book purposes in accordance with Regulations section 1.704-1(b)(2)(iv)(q).

G. Gross Asset Value.

The Gross Asset Value of any asset of the Company shall be equal to the asset’s adjusted basis for federal income tax purposes, except as follows:

1. The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the contributing Member and the Company.

2. The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in connection with (and to be effective immediately prior to) the following events: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; (iv) the Liquidation of the Company; or (v) any other time, in the discretion of the Board, for which an adjustment would be necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, however, that an adjustment pursuant to clauses (i), (ii), or (iii) above shall be made only if such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

3. The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

4. The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and Section 11.01 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection to the extent they were adjusted pursuant to Subsections 3.07(b) or 3.07(c) above in connection with a transaction that otherwise would result in an adjustment pursuant to this Subsection.

5. If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section 3.07, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

4.

ALLOCATION OF PROFITS AND LOSSES

A. Profits and Losses.

After giving effect to the special allocations set forth in Section 11.01 and subject to the other provisions of ARTICLE XI, Profits or Losses for any Accounting Period shall be allocated among the Members in such a manner that, as of the end of such Accounting Period, with respect to each Member, the sum of (i) the Capital Account of such Member, (ii) such Member’s share of Company Minimum Gain, and (iii) such Member’s Member Nonrecourse Debt Minimum Gain shall, as nearly as possible, be equal to the net amount, positive or negative, that would be distributed to such Member or for which such Member would be liable to the Company under this Agreement, determined as if the Company were to, on the last day of the Accounting Period, (1) sell all of the assets of the Company for an amount equal to their respective Gross Asset Values, (2) satisfy all debts in accordance with their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability), and (3) distribute the remaining proceeds of such sale in Liquidation pursuant to Section 5.02, all of the foregoing computed after all actual distributions or Capital Contributions have been made for such Accounting Period.

5.

DISTRIBUTIONS

A. Time of Distributions.

Distributions of Available Cash shall be made from the Company to the Members at the times recommended by the Board and approved by the Members holding at least a majority of the Membership Interests of the Company; provided, however, that for any calendar year, unless the Members determine otherwise, the Company shall distribute in cash no less than the Tax Distribution Amount.

B. Distributions.

The Company may make distributions of Available Cash in such amounts as may be determined by the Members holding at least a majority of the Membership Interests of the Company, in accordance with the following order or priority:

1. first, to CBC Acquisition until the aggregate amount of distributions received by CBC Acquisition pursuant to this Section 5.02(a) equals (i) $2,337,189.00 less (ii) the aggregate dollar amount of (A) all cash flows derived from the portfolio assets owned by the Company as of September 30, 2013 to the extent such cash flow has been applied from October 1, 2013 through the Effective Date to the reduction of the Company’s indebtedness for borrowed money reduced by (B) all accrued interest and costs and fees incurred by the Company for such indebtedness from October 1, 2013 through the Effective Date (the “Original Assets Proceeds”); and

2. second, after payment of the Original Assets Proceeds to CBC Acquisition, all Available Cash is to be distributed to the Members in proportion to their Profit Percentages at the time at which the distribution is made.

C. Tax Distribution Amount.

For purposes of this Agreement, the “Tax Distribution Amount” for any calendar year shall be an amount equal to (a) the aggregate income of the Company (including items that are separately stated under Code section 702) taxed to the Members for federal income tax purposes for such calendar year multiplied by (b) (i) the highest marginal federal individual or corporate income tax rate, as applicable, in effect for that calendar year (taking into account any surtax and any reduced rate on long-term capital gains (to the extent that the Company’s income will be so taxed) plus (ii) either (x) the highest marginal State of Pennsylvania individual income tax rate in effect for that calendar year with regard to Members who are individuals or (y) the highest marginal State of New Jersey corporate income tax rate in effect for that calendar year with regard to Members who are corporate entities. The Company shall endeavor to make such minimum distributions at such times during the calendar year and during the seventy-five (75) days following the end of the calendar year as shall enable the Members to use such distributions to satisfy their estimated and final income tax liabilities for the calendar year. Any distributions to a Member pursuant to this Section 5.03 shall be treated as an advance on the distributions to be made to such Member pursuant to Section 5.02, and shall reduce such distributions accordingly.

D. Withholding.

Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company equal to the amount withheld. To the extent that the aggregate amount withheld on behalf of a Member for any period exceeds the distribution to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member with interest at five percent (5%) per annum accruing from the date of payment by the Company until discharged by such Member by repayment. The Members may, in their sole and absolute discretion, satisfy any such obligation of a Member out of future distributions to such Member.

6.

MANAGEMENT

A. Management.

1. Subject only to the express provisions of this Agreement or requirements of the Act, management and control of the Company shall be vested exclusively in the Board, and the business and affairs of the Company shall be managed under the direction of the Board. Unless the Act expressly requires the approval of one or more Members or unless this Agreement expressly requires the approval, consent or other action by a requisite percentage of Members (or class of Members) for any action, the Board may take or cause the Company to take any action without the approval of any Member. The Board shall retain always the authority to make management decisions notwithstanding any delegation of duties by the Board to officers, employees or agents. In managing the business and affairs of the Company and in exercising its powers, the Board shall act through meetings and written consents pursuant to this ARTICLE VI. Except as specifically authorized by the Board or as expressly provided in this Agreement, no Person or Manager, in his capacity as such, shall have the authority to bind the Company. Similarly, no Member in his capacity as such shall have the authority or capacity to bind the Company or conduct its business, but shall have only such voting and other management and participation rights as are specifically set forth herein.

2. Except as otherwise expressly required in this Agreement or in the Act, whenever any action, including any approval, consent, determination, resolution, or decision, is to be taken or given by the Board or the Company under this Agreement or under the Act, it shall be authorized by a majority of the Managers, unless otherwise agreed by all of the Managers. Such an authorization may be evidenced by a vote taken at a meeting of the Board or by a written consent pursuant to this Agreement. If, at any time, there is no Manager of the Company, the Members shall select one or more Persons to serve as the Manager by a Majority Vote.

3. A Person shall cease to serve as a Manager upon his death, bankruptcy, or a ruling by a court of competent jurisdiction that he is incompetent. Subject to Section 6.01(d), an individual also may be removed as a Manager at any time upon a Majority Vote. A Manager may withdraw voluntarily from such position at any time upon thirty (30) days’ advance notice to the Members.

4. The duly elected members of the Board are referred to as the “Managers.” The Board shall consist of five (5) individuals. The initial Managers shall be Skyrm, Goodman, Gary Stern, Ricky Stern and Seth Berman. Members of the Board will be elected by a Majority Vote; provided, each of Skyrm and Goodman shall have the right to nominate one Manager so long as each of them owns the Requisite Percentage, in which case, the Members shall elect each of Skyrm and Goodman, as applicable, or their nominees, as Managers. The majority of the Managers shall elect a Chairman of the Board. The initial Chairman shall be Gary Stern.

B. Meetings of the Board.

1. The Board will hold regular meetings four (4) times a year on dates designated by the Chairman of the Board and special meetings, as called by any Manager. Meetings of the Board will be held upon no less than fifteen (15) days’ notice by certified mail or by e-mail sent with a “Read Receipt” request or five (5) business days’ notice delivered personally. The notice shall specify the purpose of any regular or special meeting of the Board, stating the agenda for such meeting, and include any supporting materials necessary or required for purposes of making any decision listed on the agenda. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes of the meeting, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals will be filed with the Company records or made a part of the minutes of the meeting.

2. A majority of the Managers present, whether or not a quorum is present, or the Chairman of the Board may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place shall be given prior to the time of the meeting to the Managers who were not present at the time of the adjournment.

3. Meetings of the Board may be held at any location designated by the Chairman or at any place as agreed to by a majority of the Managers. Managers may attend a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating can hear and be heard by one another, and participation in a meeting pursuant to this Section 6.02 shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

4. The quorum necessary to constitute a meeting of the Board shall be at least two (2) Managers if there are three (3) Managers on the Board, at least three (3) Managers if there are four (4) or five (5) Managers on the Board; provided, that if within thirty (30) minutes of the time fixed for a Board meeting, a quorum is not present because of insufficient representation by the Managers, the Board meeting shall stand adjourned until the same time and place on the tenth (10th) business day following the date originally fixed for such a meeting.

5. A written resolution signed by the number of Managers required to approve such action at a meeting whereby all Managers are present (provided, that, the action to be taken by written consent was provided to all Managers prior to the taking of such action by written consent) shall be as effective as a resolution passed at a meeting of the Board duly convened and held and may consist of several documents in the same form each signed by one or more of the Managers and a document sent by telex or facsimile (confirmed by letter) shall suffice for such purpose. Written consents will be filed with the minutes of the Board. Action by written consent has the same force and effect as a vote by the same Managers in a meeting.

6. At each Meeting of the Board, each of the Managers present shall have one (1) vote.

C. Action by Written Consent.

Any action permitted or required by the Act or this Agreement to be taken by the Members or the Managers may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by (a) all of the Members or all of the Managers, as the case may be; or (b) by Members holding the minimum Profit Percentage necessary to authorize such action. If action is taken by written consent pursuant to clause (b) of the preceding sentence, the Company shall notify promptly all non-consenting Members of such action.

D. Officers.

1. The Board may, but shall not be required to, designate one or more officers or other agents who shall have such duties and shall perform such functions as set forth in Section 6.04(b) and as may be delegated to them by the Board from time to time, and who shall serve at the sole discretion of the Board, subject to any employment agreement between the Company and such officer. Any officers or other agents who are appointed by the Board may be removed, at any time and from time to time, by the Board, with or without cause, subject to any employment agreement between the Company and such officer. Until further action by the Board and subject to any employment agreement between the Company and such officer, the following officers are hereby appointed: Skyrm as Chief Executive Officer and Goodman as President.

2. Subject to the provisions of this Agreement, the Board may appoint a chief executive officer (the “CEO”), a president (the “President”), one or more executive vice presidents and vice president, a treasurer, a secretary and any other officers it deems necessary, whose duties and authority shall be as follows, except as otherwise provided in this Agreement:

a)	Duties and Authority of Chief Executive Officer. Subject to this Agreement and any employment agreement between the Company and such officer, the chief executive officer shall have general charge of, supervision over and responsibility for the business and affairs of the Company. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the chief executive officer. The chief executive officer may enter into and execute in the name of the Company contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by this Agreement, by the Board or by any employment agreement between the Company and the CEO.

b)	Duties and Authority of President. The President shall be the chief operating officer and chief marketing officer of the Company. Subject to this Agreement, the authority and direction of the chief executive officer (if such office is occupied by an individual other than the individual occupying the office of president) and subject to any employment agreement between the Company and such officer, the President shall have the authority and the duty to supervise the business and activities of the Company, to instruct and direct its other officers, agents and employees, and to perform such other duties as the Board or the chief executive officer shall direct. The President may enter into and execute in the name of the Company contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by this Agreement, by the Board or by any employment agreement between the Company and the President. In the absence of the chief executive officer, or in the event of the chief executive officer’s death, inability, or refusal to act, (unless the Board determines otherwise) the President shall perform the duties vested with the authority of the chief executive officer.

c)	Duties and Authority of Executive Vice Presidents and Vice Presidents. Each executive vice president and vice president shall perform the duties and have the authority as from time to time may be delegated to him or her by the Board, the chief executive officer or the President (or, in the case of a vice president, by an executive vice president). In the absence of the President, or in the event of the president’s death, inability, or refusal to act, (unless the Board determines otherwise) the executive vice president designated as successor for these purposes by the Board or, if there is none, the most senior executive vice president, shall perform the duties vested with the authority of the President.

d)	Duties and Authority of Treasurer. Subject generally to the authority and direction of the CEO and the President, the treasurer shall have custody of the funds and securities of the Company and shall keep or cause to be kept regular books of account for the Company. The treasurer shall perform such other duties and possess such other powers as are incident to the office of treasurer or as shall be assigned to him or her by the Board, the chief executive officer or the President.

e)	Duties and Authority of Secretary. The secretary shall keep or cause to be kept the minutes of all meetings and written consents of the Board. The secretary shall perform such other duties and possess such other powers as are incident to the office of secretary or as shall be assigned to him or her by the Board, the chief executive officer or the President.

E. Actions Requiring Approval by the Board; Actions Requiring Approval by the Members.

1. Notwithstanding Section 6.04, the approval by the Board shall be required to authorize each of the following actions of the Company:

a)	Admission of any Person to the Company as an additional Member, subject to further approval to the extent required by Section 6.05(b)(i);

b)	The creation or adoption of an equity incentive plan for employees of the Company or the cancellation, renewal, amendment or other modification, or extension by the Company of any existing equity incentive plan;

c)	The commencement, settlement, or compromise by the Company of any material litigation;

d)	The entry by the Company into any employment contract, membership services agreement, or other arrangement with any Member, or the adoption by the Company of any material amendment or other material modification to any such contract, agreement, or arrangement; provided, however, that any such contract, agreement or arrangement on less than arm’s length terms and conditions are subject to further approval to the extent required by Section 6.05(b)(v);

e)	Other than in connection with structured settlements or annuity cash flows pursuant to clause (vi) of this Section 6.05(a), the entry by the Company into contracts or the adoption by the Company of any material amendment or other material modification to such a contract or the waiver by the Company of a right under a contract, (A) outside the ordinary course of business, or (B) which concerns or contemplates an expenditure or commitment by the Company exceeding Fifty Thousand Dollars ($50,000) or (C) having a term longer than two (2) years (unless terminable without cost on thirty (30) or fewer days’ notice);

f)	The purchase by the Company of individual, or groups of related, structured settlements or annuity cash flows (A) exceeding Two Hundred Fifty Thousand Dollars ($250,000) or (B) having an internal discount rate of less than seven percent (7%) or (C) that materially vary from the Company’s underwriting standards;

g)	The sale of any structured settlement or annuity cash flows in excess of Two Hundred Fifty Thousand Dollars ($250,000) or an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) in any rolling six (6) month period;

h)	The individual expenditure by the Company (or any series of expenditures for a common or related purpose) either not included in the Annual Budget or exceeding Twenty Five Thousand Dollars ($25,000);

i)	The allocation of Profits and Losses to the Members in accordance with Section 11.03;

j)	The establishment by the Company of any employee benefit plan or the adoption by the Company of any material amendment or other material modification thereto;

k)	The appointment, removal, or change by the Company of the Company’s accountants or attorneys, other than attorneys obtaining court approval of the Company’s acquisitions of structured settlements or annuity cash flows in the ordinary course of business;

l)	The establishment of salaries and approval of salary increases, to the extent not specifically included in the Annual Budget;

m)	The entry by the Company into any contract or other transaction between the Company, on the one hand, and any Member or any Affiliate or Family Member of such Member, on the other, including without limitation, the making of any loan or advance by the Company, including any such loans or advance to any employee or third-party, including a Member or the Family Member of a Member, or the adoption by the Company of any amendment or other modification or the waiver by the Company of any material rights under any such agreement or transaction; provided, however, that any such contract or transaction on less than arm’s length terms and conditions are subject to approval to the extent required by Section 6.05(b)(vii);

n)	The entry by the Company into any guaranty, indemnity or surety contract or any contract of a similar nature in favor or for the benefit of any employee, third-party, including a Member or the Family Member of a Member, other than an indemnity covenant in a contract entered into in the ordinary course of business; or the adoption by the Company of any amendment or other modification thereto or the waiver by the Company of any material rights under such a contract, other than in the ordinary course of business;

o)	The entry by the Company into any contract that by its terms would materially restrict, geographically or otherwise, the Company’s ability to conduct business;

p)	The purchase or discontinuance by the Company of liability insurance (other than in connection with the purchase of structured settlements or annuity cash flows in the ordinary course of business);

q)	The purchase, license, or sale by the Company of any real property; the rental by the Company of any real property; the entry by the Company into any other type of real property lease or license; or the cancellation, renewal, material amendment or other material modification, or extension by the Company of any existing real property lease or license;

r)	The incurrence by the Company of any indebtedness, or the entering into or amending of any agreement involving the incurrence by the Company of any indebtedness, or the purchase, redemption, early retirement, or other acquisition by the Company of any such indebtedness, except (A) trade credit or equipment financing done in the ordinary course of business, so long as such trade credit or equipment financing does not at any time exceed Fifty Thousand Dollars ($50,000) in the aggregate in any Fiscal Year except if specifically set forth in the Approved Budget, (B) indebtedness associated with the payment of insurance premiums, or (C) indebtedness related to the acquisition of structured settlements or annuity cash flows;

s)	The appointment or removal by the Company, with or without cause, of any officer;

t)	The revision by the Company of any accounting policy or procedure employed or to be employed by the Company, which could reasonably be expected to have a negative effect on the Company or any Member, including any change of the Company’s Fiscal Year;

u)	The adoption by the Company of any change in the location of the principal executive offices; provided, that for three (3) years from the Effective Date, so long as they remain employed by the Company and continue to own the Requisite Percentage, Skyrm and Goodman shall have the right, in their sole and absolute discretion, to approve any move of the Company’s principal office outside of the Philadelphia metropolitan area;

v)	The entry by the Company into any transaction with a current employee of the Company or any Affiliate or Family Member of a current employee, other than an at-will employment arrangement in the ordinary course of business with an employee who is not an Affiliate or a Family Member;

w)	The grant by the Company of any lien on any of its assets other than with respect to equipment financing done in the ordinary course of business (and only to the extent that such lien is on the equipment so financed) or in connection with any indebtedness of the Company permitted to be incurred pursuant to Section 6.04(c) by the President or CEO;

x)	The establishment by the Company of any relationship with a banking or other financial institution or any change to such a relationship, or the grant or revocation by the Company of signatory powers with respect to such a relationship;

y)	The making by the Company of any political contributions or charitable contributions (A) in excess of One Thousand Dollars ($1,000) individually or (B) in related transactions and in excess of Ten Thousand Dollars ($10,000) in the aggregate for all transactions for any rolling twelve (12) month period;

z)	Approving the Annual Budget;

aa)	Spending more than fifteen percent (15%) in excess of the average monthly operating expenses provided in the Annual Budget for any rolling three (3) month period;

bb)	Exceeding any Annual Budget item by fifteen percent (15%) or exceeding the overall Annual Budget by more than ten percent (10%);

cc)	Establishing, or making any material changes to, its underwriting policies;

dd)	Engaging in any joint venture, partnership, or royalty, franchise, distribution or licensing agreement or arrangement;

ee)	Making an equity investment in any other business venture; or

ff)	Entering into, assuming or becoming bound by any contract to do any of the foregoing.

2. Notwithstanding Sections 6.01, 6.04 and 6.05(a), the approval of all of the Members shall be required to authorize each of the following actions of the Company until the second (2nd) anniversary of the Effective Date, after which time each of the following actions shall require approval of Members holding at least a majority of the Membership Interests of the Company:

(i)	Admission of any Person to the Company as an additional Member, other than an Affiliate of Asta, provided that Skyrm and Goodman hold the Requisite Percentage;

(ii)	The merger or consolidation of the Company with any other Person;

(iii)	The sale, license or other transfer by the Company of all or substantially all, or a material portion, of its assets or the Transfer by any Member of fifty percent (50%) or more of the Membership Interests in the Company in one or more series of related transactions other than to an Affiliate of such Member;

(iv)	The reorganization, dissolution, Liquidation, or other winding up of the Company;

(v)	The institution by the Company of any proceedings to adjudicate it bankrupt; the consent by the Company to the filing of any bankruptcy proceedings against it; the filing by the Company of any petition or answer or consent seeking its reorganization under the U.S. Bankruptcy Code or any other similar applicable federal or state law, or the consent by the Company to the filing of any such petition against it; the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency over the Company or its property; the assignment by the Company for the benefit of its creditors; or the admission by the Company of its inability to pay its debts generally as they become due;

(vi)	The entry by the Company into any employment contract, membership services agreement, or other arrangement with any Member, or the adoption by the Company of any material amendment or other material modification to any such contract, agreement, or arrangement, if any such contract, agreement or arrangement is on less than arm’s length terms and conditions;

(vii)	The entry by the Company into any contract or other transaction between the Company, on the one hand, and any Member or any Affiliate or Family Member of such Member, on the other, or the adoption by the Company of any amendment or other modification or the waiver by the Company of any material rights under any such agreement, if any such contract or transaction is on less than arm’s length terms and conditions;

(viii)	Engaging in any business other than the Business; or

(ix)	Entering into, assuming or becoming bound by any contract to do any of the foregoing.

F. Duties; Liability of Parties.

No Member, Manager or officer, or any Representative of a Member, Manager or officer shall be liable to the Company or to any other Member for (a) the performance of, or the omission to perform, any act or duty on behalf of the Company if, in good faith, such Person determined that such conduct was in the best interests of the Company, and such conduct did not constitute fraud, gross negligence, or reckless or intentional misconduct; (b) the termination of the Company and this Agreement pursuant to the terms hereof; or (c) the performance of, or the omission to perform, any act on behalf of the Company in good-faith reliance on the advice of legal counsel, accountants, or other professional advisors to the Company; provided, however, that upon actual knowledge thereof, William Skyrm and James Goodman shall promptly report to the Board, or the Chairman, any default or breach by the Company of any agreement that is material to the Company including, without limitation, the Purchase Agreement.

G. Indemnification of Managers.

The Company, its receiver, or its trustee shall indemnify, defend, and hold each Manager and officer and their respective heirs, personal representatives, and successors (collectively, the “Indemnified Parties”) harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the Company or any act or omission of the Indemnified Parties on behalf of the Company (exclusive of acts taken as an independent contractor for the Company) and amounts paid in settlement of any of the foregoing; provided, that the same were not the result of fraud, gross negligence, or reckless or intentional misconduct on the part of the Indemnified Party against whom a claim is asserted. The Company may advance to any Indemnified Party the costs of defending any claim, suit, or action against such Indemnified Party if the Indemnified Party undertakes to repay the funds advanced, with interest, should it later be determined that the Indemnified Party is not entitled to indemnification under this Section 6.07.

7.

RESTRICTIVE COVENANTS

A. Other Ventures.

1. For so long as each of Skyrm and Goodman is a Member of the Company, the Company shall be the exclusive vehicle of Asta, directly or indirectly, and Skyrm and Goodman for the conduct of the Business.

2. Except as otherwise limited herein and subject to this ARTICLE VII, each Member of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others with no obligation to offer to the Company or to any other Member the right to participate therein.

3. Subject to the other express provisions of this Agreement, the Company may transact business with any Member or a party related to any Member in accordance with this Agreement.

B. Confidentiality.

1. Each Member may develop or acquire, through the Member’s work or from the officers, members, employees, agents, or consultants of the Company (for purposes of this Section 7.02, the term “Company” shall include any Affiliates of the Company after the Effective Date, unless otherwise noted herein), knowledge of Confidential Information relating to the Company or its prospects, Business or Confidential Information relating to the Company’s customers. As used herein, “Confidential Information” means the terms of this Agreement and all oral and written non-public, confidential, or proprietary information concerning the Company that the Company or any officers, employees, Representatives, advisors, contractors, or agents of the Company provide to the Members at any time, together with analyses, compilations, studies, notes, or other documents that contain or otherwise reflect such Confidential Information. With respect to any information that the Members may receive from the Company, or may develop or of which the Members may acquire knowledge directly as a result of their relationship with the Company, Confidential Information specifically includes, but is not limited to, the following: (i) all organizational documents of the Company; (ii) any contract between the Company and any of its Members, Affiliates, customers, clients, employees, vendors, independent contractors, or other parties; (iii) trade secrets; (iv) know-how; (v) the identity of and any information concerning any of the Company’s Affiliates, customers, potential customers, or referral sources; (vi) marketing and sales information; (vii) information received from others that the Company is obligated to treat as confidential or proprietary; (viii) business plans; and (ix) any other technical, operating, financial, and other business information that has commercial value, in each case relating to the Company or the business, potential business(es), operations, or finances of the Company. Notwithstanding the foregoing, no Member shall have any obligation to maintain the confidentiality of information that: (1) is in the public domain at the time it was disclosed; (2) enters the public domain other than by breach of this Agreement; (3) is already known to the receiving party at the time of its disclosure to it by the disclosing party; (4) is developed by the receiving party independently of any disclosure by the disclosing party hereunder; or (5) relates to the Excluded Businesses.

2. A Member shall not provide to any third-party, nor divulge, distribute, or disseminate, nor use for his, her, or its own benefit, any Confidential Information, except (i) as required to be used by such Member, in his capacity as a Manager or officer of the Company in performing his, her, or its duties for the Company, (ii) as expressly permitted in writing by the Members, or (iii) as required to be disclosed by law, regulation, court order, or other legal process after notice to the other Members or the Board. Upon receipt of the notice specified in (iii) above, the Company may seek an appropriate protective order or other appropriate remedy. Each Member agrees to cooperate, at the Company’s cost, with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained, or the Company waives compliance with the provisions of this Section 7.02(b) in connection with such law, regulation, court order, or other legal process, then the Member shall disclose only that portion of the Confidential Information that the Member, on the advice of legal counsel, is legally required to so disclose and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information so disclosed. All memoranda, notes, lists, records, and other documents (and all copies thereof) constituting Confidential Information hereunder or hereafter made or compiled by the Member or made available to the Member shall be the property of the Company, shall be kept confidential in accordance with the provisions of this Section 7.02(b), and shall be delivered to the Company promptly upon the dissolution or Liquidation of the Company or at any earlier or later time upon the request of the other Members.

3. The Members acknowledge that they and their respective directors, members, managers, officers, Representatives and Affiliates during the course of this Agreement may be deemed to be in possession of material, non-public information under United States securities laws and other applicable securities laws, and that such Persons purchasing or trading in Asta’s common stock while in possession of such information could be subject to civil and criminal penalties under United States securities laws and other applicable securities laws.

C. Covenant Against Competition. Each Member acknowledges and understands that the Members collectively have expended substantial effort and made substantial financial contributions to the development of the business and goodwill of the Company and the Member’s relationship with the Company will afford the Member the opportunity to benefit from such goodwill and have extensive access to the Confidential Information of the Company. Each Member therefore covenants and agrees that, subject to dissolution of the Company and except as otherwise expressly provided herein, while such Member remains a Member of the Company and for a period thereafter, if any, equal to (a) any comparable restrictive period remaining in such Member’s employment agreement with the Company or any Affiliate thereof or (b) two (2) years after a Member ceases to be associated with the Company as a Member, whichever ends earlier (such period, the “Restricted Period”), the Member will not, anywhere in the United States of America or in any other country in which the Company then conducts or proposes to conduct business, other than on behalf of the Company or its Affiliates, engage in any business or other commercial activity that competes with the Business, whether the Member does so directly or indirectly, and whether as an owner, stockholder, member, Manager, manager, partner, joint venturer, officer, Manager, consultant, advisor, independent contractor, agent, or employee. For the avoidance of doubt, the parties expressly agree and acknowledge that nothing in this Section 7.03 shall in any way be deemed to limit each Member’s right or ability to own, directly or indirectly, (i) any interest in the stock of Asta or (ii) mutual funds or other investment vehicles operated by money managers for multiple investors.

D. Covenant Against Solicitation of Customers. Except as otherwise expressly provided herein, each Member covenants and agrees that, for a period of twenty-four (24) months after a Member ceases to be associated with the Company as a Member (the “Non-Solicit Period”), the Member will not, directly or indirectly, either on the Member’s own behalf or on behalf of any other individual or commercial enterprise, contact, communicate, solicit, or transact any business with or assist any third-party in contacting, communicating, soliciting, or transacting any business with (i) any current customer or client, including, without limitation, any referral source (each, a “Referral Source”) of the Company; (ii) any prospective customer, client, or Referral Source of the Company who or that was being solicited at the beginning of the Non-Solicit Period; or (iii) any individual or entity who or that was within the most recent twelve (12) month period a customer, client or Referral Source of the Company, for the purpose of inducing such customer, client, potential customer or Referral Source to be connected to or to benefit from any business or other commercial activity that competes with the Business or to terminate its or their business relationship with the Company, excluding general solicitations or general announcements on social media platforms.

E. Covenant Against Solicitation of Employees and Others. Except as otherwise expressly provided herein, each Member covenants and agrees that while such Member remains a Member of the Company and for the Non-Solicit Period, the Member will not, directly or indirectly, (i) solicit, induce, or assist any third-party in soliciting or inducing, any individual or entity who or that is then (or was at any time within the preceding twelve (12) months) an employee, consultant, independent contractor, or agent of the Company to leave the employment of the Company or to cease performing services for the Company; (ii) hire, engage, or assist any third-party in hiring or engaging, any individual or entity that is or was (at any time within the preceding twelve (12) months) an employee, consultant, independent contractor, or agent of the Company; or (iii) solicit, induce, or assist any third-party in soliciting or inducing, any other Person to terminate its relationship with the Company or otherwise interfere with such relationship, except (A) general solicitations of employment by such Member or his or its Affiliates (including general solicitations through employee search firms or similar agents) not specifically directed towards employees of the Company and (B) solicitations of former employees of the Company or any of their respective Affiliates.

F. Assignment of Inventions. On or prior to the date hereof, each Member shall enter into an assignment of invention agreement or similar agreement with the Company, in a form reasonable satisfactory to the Company.

G. Severability. The Members acknowledge and agree that the restrictions contained in this ARTICLE VII are reasonable and are being relied upon by the Members and the Company. If a court of competent jurisdiction determines that any covenant under this ARTICLE VII is unenforceable, it shall be modified to the extent necessary to permit it to be enforceable.

H. Reasonableness; Injunction. Each Member acknowledges and agrees that (a) the Member has had an opportunity to seek advice of counsel in connection with this Agreement; (b) the restrictive covenants set forth in this ARTICLE VII (collectively, the “Restrictive Covenants”) are reasonable in scope and in all other respects; (c) any violation of the Restrictive Covenants will result in irreparable injury to the Company; (d) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by the Member; and (e) specific performance in the form of injunctive relief would be an adequate remedy for the Company. If any Member breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages. Notwithstanding anything herein to the contrary, the Restricted Period or the Non-Solicit Period, as applicable, shall, automatically without further action, deed or notice, be extended by a number of days equal to the number of days in which a Member is in breach of his, her, or its obligations under this 6.07.

8.

RESTRICTIONS ON TRANSFERS; PUT AND CALL RIGHTS

A. Restrictions on Transfers.

Except as otherwise permitted by this Agreement, no Member may Transfer all or any portion of his, her, or its Membership Interest in the Company, except as authorized by (a) all Members if such Transfer is to occur on or prior to the second (2nd) anniversary of the date of this Agreement or (b) a Majority Vote of the Members if such Transfer is to occur after the second (2nd) anniversary of the date of this Agreement, in either case, other than the Member proposing such Transfer, prior to such Transfer, which authorization may be granted or withheld in the absolute and unreviewable discretion of the Members.

B. Permitted Transfers.

A Member shall be free at any time to Transfer all or any portion of his, her, or its Membership Interest to (a) a Person who already is a Member at the time of Transfer; (b) any one or more of an existing Member’s equity holders, on dissolution of the Member entity or otherwise; (c) any one or more of an existing, non-individual Member’s equity holders or Affiliates and (d) in the case of a Member that is a natural Person, to any one or more trusts so long as such Member is and remains the trustee of such trust and the primary beneficiaries of such trust are the Member or the Member’s Family Members. A trust or estate that has received a Membership Interest from a Member may not Transfer the Membership Interest to a beneficiary of the trust or estate.

C. Conditions to Transfer.

Notwithstanding any other provision of Sections 8.01, 8.02 or 8.09, no Transfer shall be permitted, except in the case of a Transfer on death or involuntarily by operation of law, unless the following additional conditions precedent are satisfied (or waived by the Board or a Majority Vote of the Members, other than the Member proposing such Transfer):

1. The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this ARTICLE VIII); and

2. The transferor, if required by the Board, shall provide an opinion of counsel satisfactory to the Company to the effect that such Transfer will not violate any applicable securities laws regulating the Transfer of securities or any of the provisions of any agreement to which the Company is a party.

D. Rights of Unadmitted Transferee.

A transferee of a Membership Interest who is not admitted as a Member pursuant to Section 8.05 shall be entitled to allocations and distributions attributable to the Membership Interest Transferred to the same extent as if the transferee were a Member, but shall have no right to participate in the management of the Company, or to vote or give a consent on any matter calling for the approval or consent of the Members (and any requisite percentage or majority shall be computed as if the Transferred Membership Interest did not exist), shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

E. Admission of Transferee as Member.

Subject to the other provisions of this ARTICLE VIII, a transferee of a Membership Interest may be admitted to the Company as a Member only upon satisfaction of all of the following conditions:

1. The Members (other than the Member proposing such Transfer) shall consent to such admission, by a Majority Vote of the Members, prior to such Transfer which consent may be granted or withheld in the absolute and unreviewable discretion of the Members;

2. The Membership Interest with respect to which the transferee is admitted was acquired by means of a Transfer permitted under Sections 8.01, 8.02 or 8.09;

3. The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Company reasonably may request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof; and

4. The transferee furnishes copies of all instruments effecting the Transfer, opinions of counsel, and such other certificates, instruments, and documents as the Company may require.

F. Effect of Disposition.

Following any Transfer (whether or not permitted) of a Member’s entire Membership Interest, the Member shall have no further rights as a Member of the Company. In addition, following any Transfer (whether or not permitted) of a portion of a Member’s Membership Interest, the Member shall have no further rights as a Member of the Company with respect to that portion Transferred.

G. Skyrm and Goodman’s Put Right.

So long as (a) Skyrm or Goodman continues to own the Requisite Percentage and (b) the Company is not insolvent, each of Skyrm and Goodman, as applicable, shall have the right to require the Company to purchase all but not less than all of his Membership Interests should he be terminated under his Employment Agreement, other than “for cause” (the “Put Right”). Each of Skyrm and Goodman, as applicable, shall give notice (the “Put Notice”) to the Company of his intention to exercise the Put Right within twenty (20) days of the effective date of any such termination. If Skyrm or Goodman elects to exercise the Put Right, each of Skyrm and Goodman, as applicable, shall sell all but not less than all of his Membership Interests, free and clear of all encumbrances, at the purchase price for his Membership Interests determined by an External Valuation, no later than thirty (30) days after the date of the Put Notice. The closing shall take place within ninety (90) days after the date of notice and payment shall be made as follows either (a) if there is Available Cash as determined in good faith by the Board, in which case, up to twenty-five percent (25%) of such Available Cash will be paid in a lump sum with the balance paid in eight (8) equal quarterly installments of principal, or (b) if there is no Available Cash, as determined in good faith by the Board, in which case, in twelve (12) equal quarterly installments of principal, the first of which shall be paid on the date of closing, together with interest on the unpaid principal balance at a rate equal to the Prime Rate. Interest shall accrue from the date of closing.

H. Company’s Call Right.

Should either Skyrm or Goodman be terminated for any reason and the Company is not insolvent, the Company shall have the right to require Skyrm or Goodman, as applicable, to sell all but not less than all of his Membership Interests (the “Call Right”) to the Company. The Company shall give notice (the “Call Notice”) to Skyrm or Goodman, as applicable, of its intention to exercise the Call Right within twenty (20) days of the effective date of any such termination. If the Company elects to exercise the Call Right, Skyrm or Goodman, as applicable, shall sell all but not less than all of his Membership Interests and the Company shall purchase all but not less than all of Skyrm’s or Goodman’s, as applicable, Membership Interests, free and clear of all encumbrances, at the purchase price for his Membership Interests determined by an External Valuation no later than thirty (30) days after the date of the Call Notice. If Skyrm or Goodman are terminated “For Cause,” then the External Valuation used to determine the value of the Membership Interest shall be required to incorporate the Discount Factors, but in no event shall such discounts be in excess of twenty percent (20%). The closing shall take place within ninety (90) days after the date of notice with payment made in twelve (12) equal quarterly installments of principal, the first of which shall be paid on the date of closing, together with interest on the unpaid principal balance at a rate equal to the Prime Rate as reported in The Wall Street Journal as of the date of closing. Interest shall accrue from the date of closing. Notwithstanding the other provisions of this Section 8.08, should the Company terminate Skyrm or Goodman “For Cause” then the closing shall take place within ninety (90) days after the date of notice with payment made in twenty (20) equal quarterly installments of principal, the first of which shall be paid on the date of closing and no interest shall be owed on the principal.

I. Drag-Along.

If at any time CBC Acquisition proposes to Transfer, directly or indirectly, fifty percent (50%) or more of its Membership Interests in the Company to a prospective purchaser in one or more series of related transactions other than to an Affiliate of Asta, and such Transfer is approved to the extent required under Section 6.05(b)(iii), CBC Acquisition shall, at least ten (10) business days prior to the closing of the Transfer, have the right to give notice to all of the other Members (specifying the identity of the prospective purchaser, the proposed purchase price, the scheduled date of the closing, and all other relevant material information), and in such event, each of the other Members shall also sell to the proposed purchaser, simultaneously with the sale by CBC Acquisition and on the same terms and conditions as CBC Acquisition, all of their respective Membership Interests in the Company. Upon request of CBC Acquisition or the prospective purchaser, each of the other Members shall execute and deliver a definitive purchase and sale agreement, in substantially the same form and substance as the definitive agreement executed and delivered by CBC Acquisition; provided, however, (a) any indemnification obligation of any Member in connection with the sale shall be several and not joint and shall be limited to the gross proceeds received by that Member in the sale and (b) such Member shall only be obligated to make such representations and warranties in connection with the sale as to itself (as opposed to the business and condition of the Company) as are customary for such transactions. If any such Member shall fail to execute and deliver such definitive agreement, CBC Acquisition shall have a power of attorney (which may be relied upon by the purchaser(s) in any such sale) and for that purpose the Member, without any further action or deed, shall be deemed to have appointed CBC Acquisition as the Member’s agent and attorney-in-fact, with full power of substitution, for the purpose of executing and delivering the definitive agreement in the name and on behalf of the Member and performing all such action as may be necessary or appropriate to consummate the sale of the Member’s interest pursuant to that agreement.

J. Tag-Along.

1. If at any time after the date of this Agreement CBC Acquisition proposes to Transfer, directly or indirectly, any of its Membership Interests in the Company to a prospective purchaser in one or more series of related transactions other than to an Affiliate of Asta, and CBC Acquisition cannot or has not elected to exercise its drag-along rights pursuant to Section 8.09, each of Skyrm and Goodman (each, a “Tag-along Member”), so long as he continues to own the Requisite Percentage, shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 8.10.

2. Prior to the consummation of the sale described in Section 8.10(a), CBC Acquisition shall deliver to the Company and each Tag-along Member a notice (a “Sale Notice”) of the proposed sale subject to this Section 8.10(b) no more than ten (10) business days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) business days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail: (i) the number of Units to be sold by CBC Acquisition; (ii) the name of the prospective purchaser; (iii) the per Unit purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the sale; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

3. Each Tag-along Member shall exercise its right to participate in a sale of Units by CBC Acquisition subject to this Section 8.10 by delivering to CBC Acquisition a notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Units to be sold by it no later than five (5) business days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 8.10. Each Tag-along Member shall have the right to sell in a sale subject to this Section 8.10 the number of Units equal to the product obtained by multiplying (x) the number of Units held by the Tag-along Member by (y) a fraction (A) the numerator of which is equal to the number of Units CBC Acquisition proposes to sell or transfer to the prospective purchaser and (B) denominator of which is equal to the number of Units then owned by CBC Acquisition and all of its permitted Transferees.

4. CBC Acquisition shall use its reasonable efforts to include in the proposed sale to the prospective purchaser all of the Units that the Tag-along Members have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the prospective purchaser shall not be required to purchase Units in excess of the number set forth in the Sale Notice. In the event the prospective purchaser elects to purchase less than all of the Units sought to be sold by the Tag-along Members, the number of Units to be sold to the prospective purchaser by the Selling Member and each Tag-along Member shall be reduced so that each such Member is entitled to sell a pro-rata portion of the number of Units the prospective purchaser elects to purchase (which in no event may be less than the number of Units set forth in the Sale Notice), based on the percentage of Units each such Member wishes to sell of the total number of Units to be sold.

5. Any Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 8.10(c) above shall be deemed to have waived all of such Tag-along Member’s rights to participate in such sale, and CBC Acquisition shall (subject to the rights of any participating Tag-along Member) thereafter be free to sell to the prospective purchaser its Units at a per Unit price that is no greater than the per Unit price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to CBC Acquisition than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

6. Each Member participating in a sale pursuant to this Section 8.10 shall receive the same consideration per Unit after deduction of such Member’s proportionate share of the related expenses in accordance with paragraph (h) below.

7. Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as CBC Acquisition makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to CBC Acquisition, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by CBC Acquisition and each other Tag-along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Member in connection with any sale consummated pursuant to this Section 8.10.

8. The fees and expenses of CBC Acquisition incurred in connection with a sale under this Section 8.10 and for the benefit of all Members (it being understood that costs incurred by or on behalf of CBC Acquisition for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the prospective purchaser, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 8.10.

9. Each Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by CBC Acquisition.

K. Right of First Refusal.

For two (2) years from the Effective Date, notwithstanding the provisions of this ARTICLE VIII other than Section 8.01, a Member may Transfer all or any portion of such Member’s Membership Interest in the Company to any Person pursuant to a bona fide offer from a third party to purchase such Membership Interest as provided herein. Upon receipt of an acceptable offer, the Member (the “Transferring Member”) shall give the Company, the Managers, and the other Members notice of the terms and conditions of the offer and of such Member’s intention to Transfer such Membership Interest in accordance with the offer. The Members shall then have the right to acquire all, but not less than all, of the Membership Interest upon the same terms and conditions as set forth in the offer. The Members shall have the right to acquire the Membership Interest upon the same terms and conditions as set forth in the offer by giving notice to the Transferring Member within sixty (60) days of delivery of notice of the third-party offer from the Transferring Member. If more than one other Member shall accept the offer, then such Members shall purchase the Transferring Member’s Membership Interest pro rata based on the percentage of Units each applicable Member owns of the total number of Units to be purchased. If no other Member shall accept the offer within the sixty (60)-day period, or if the Members together have not subscribed for the entire interest, then the Transferring Member shall be free to Transfer such Membership Interest in accordance with the terms of the offer. If the Transferring Member shall fail to complete the Transfer in accordance with the offer within one hundred eighty days (180) days following the expiration of the sixty (60)-day period described herein, then any future Transfer by such Transferring Member shall require a re-offering to the other Members as provided for above.

L. Conversion of Units.

Skyrm and Goodman shall each be a party to the Option Agreement attached hereto as Exhibit C.

M. Prohibited Transfers.

Any purported Transfer that is not permitted under Sections 8.01, 8.02 or 8.09, shall be null and void and of no effect whatsoever. In the case of a Transfer or attempted Transfer that is not such a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.

WITHDRAWAL

A. Restrictions on Withdrawal.

Except as otherwise expressly permitted in this Agreement, without the consent of Members holding at least a majority of the Membership Interests, a Member does not have the right to withdraw from the Company as a Member or terminate his, her, or its Membership Interest.

B. Withdrawal Payment; Reserves.

Upon a permitted withdrawal, the withdrawing Member shall be entitled to receive his, her or its Capital Account balance in the Company as of the withdrawal date (as determined after giving effect to the revaluation of Company assets pursuant to Section 3.07), payable in cash and subject to the limitations and other provisions of this Section 9.02. The payment to a withdrawing Member shall be made in twenty (20) equal quarterly installments of principal, the first of which shall be paid within ninety (90) days after the date of withdrawal, together with interest on the unpaid principal balance at a rate equal to the mid-term applicable federal rate under Code section 1274 (for quarterly compounding periods) as of the date of withdrawal. If installment payment is elected, interest shall accrue from the date of withdrawal and shall be paid together with each quarterly installment of principal, and the Company at any time may prepay, in whole or in part, the amount owing, which prepayment shall be applied first to accrued but unpaid interest and then to principal installments in their inverse order of maturity. The amount payable to a withdrawing Member under this Section 9.02 may, as the Board shall determine, be subject to reserves for subsequent adjustments in the computation of the withdrawal amount and reserves for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations, and to a reasonable charge to cover the cost of selling or liquidating assets in order to effect payment to the withdrawing Member. Any amount withheld as a reserve shall reduce the amount payable under this Section 9.02 and shall be invested at interest by the Company in a segregated account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon after the Board shall have determined that the need therefor shall have ceased.

C. Withdrawing Member’s Rights.

Following the date of a withdrawal, the withdrawing Member shall have no further rights as a Member of the Company and, in the event that any money is still owed to the withdrawing Member after the date of withdrawal, the withdrawing Member shall have only the rights of an unsecured creditor of the Company.

10.

DISSOLUTION, LIQUIDATION, AND TERMINATION

A. Dissolution.

The Company shall be dissolved automatically and its affairs shall be wound up on the first to occur of the following:

1. at any time upon the written consent of the sole remaining Member;

2. at any time upon the approval of the Board following a vote in accordance with this Agreement; or

3. ninety (90) days after the date on which the Company no longer has at least one (1) Member, unless a new Member is admitted to the Company during such ninety (90) day period.

B. Liquidation.

1. Upon a dissolution of the Company requiring the winding-up of its affairs, the Managers (or, in their absence, the Members) shall wind-up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Managers.

2. The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Subsection 10.02(d) shall be distributed to the Members in accordance with Section 5.02.

3. Distributions to Members pursuant to this ARTICLE X shall be made by the end of the taxable year of the Liquidation, or, if later, ninety (90) days after the date of such Liquidation in accordance with Regulations section 1.704-1(b)(2)(ii)(g).

4. The Members may withhold from a distribution under this Section 10.02 such reserves as are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to IRS examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 10.02 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 10.02 after the Members shall have determined that the need therefor shall have ceased.

5. If a Member has a deficit balance in his, her, or its Capital Account after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which the Liquidation occurs or the year in which a Member ceases to have any Membership Interests, the Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person, for any purpose whatsoever.

11.

ALLOCATION RULES

A. Special Allocations.

Notwithstanding the provisions of ARTICLE IV or any other provision of this Agreement, the Board shall have the discretion to modify the allocations of Profits and Losses, and all items of income, gain, loss, deduction, and credit, in such manner as the Members shall determine based on advice of tax counsel to be necessary to comply with Code section 704 and the Regulations promulgated thereunder.

B. Code Section 704(c).

The Members shall make such allocations for tax purposes, and any modifications to this Agreement, as may be required to comply with Code section 704(c) and the Regulations thereunder.

C. Other Allocation Rules.

Except as otherwise provided in this Agreement, items of taxable income, gain, loss, deduction, and credit shall be allocated among the Members for income tax purposes in the same manner as the corresponding items are allocated for “book purposes” under ARTICLE IV and this ARTICLE XI. Taxable income or loss for any Accounting Period that is not allocated pursuant to the preceding sentence and that is not otherwise allocated pursuant to ARTICLE IV or this ARTICLE XI shall be allocated among the Members for tax purposes in the same proportion that Profit or Loss has been allocated for that Accounting Period under Section 4.01. Notwithstanding the other provisions of ARTICLE IV or this ARTICLE XI, the Board is authorized to make any adjustment in the allocation of Profits or Losses provided for in such Articles if the Board considers, in good faith, based on advice of tax counsel, that the adjustment is necessary and equitable to address issues not specifically dealt with in such Articles, to correct errors in allocations caused by errors in unaudited financial information, or to correct inequities that may arise under this Agreement.

12.

ANNUAL BUDGET; BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS

A. Annual Budget.

For each Fiscal Year, the Board shall cause its officers and agents to prepare an annual budget that sets forth specific categories and parameters for Company expenditures (the “Annual Budget”), which shall be, in form and substance, subject to revision by, and the approval of, the Board; provided, however, that, unless otherwise agreed by Members holding at least a majority of the Membership Interests of the Company, for any Fiscal Year after Fiscal Year 2016, the Annual Budget shall have a level of detail consistent with standard financial reporting and sets forth specific categories and parameters for Company expenditures and revenues. A draft of the Annual Budget for Fiscal Year 2014 shall be prepared within twenty (20) days of the Effective Date and considered by the Board within thirty (30) days of the Effective Date. A draft of the Annual Budget for each subsequent Fiscal Year shall be prepared no later than September 1st of each Fiscal Year and considered by the Board no later than September 15th of each Fiscal Year. Notwithstanding the foregoing, with respect to the Annual Budget for Fiscal Year 2014 and Fiscal Year 2015, the budgeted expenditures and revenues shall be consistent with the projections included in the “CBC Settlement Funding Business Overview” delivered to Asta. If the Board does not approve an Annual Budget within fifteen (15) days of the applicable consideration date set forth above, then the Annual Budget for the subsequent Fiscal Year shall be the immediately preceding year’s Annual Budget.

B. Maintenance of Records.

The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient, or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Profits and Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods, and other accounting matters shall be made by the Board. The Company shall keep a current list of all Members and their Capital Contributions, adjusted for any withdrawals, which shall be available for inspection by all Members. Each Member or his, her, or its authorized Representative may examine any of the books and records of the Company during normal business hours upon reasonable notice for a proper purpose reasonably related to the Member’s interest in the Company.

C. Reports to Members.

As soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days from the end of such fiscal quarter, and each Fiscal Year, but in no event later than ninety (90) days from the end of such Fiscal Year, the Company shall cause to be prepared and sent to each Member a balance sheet and a statement of income for the Company that may, but need not, be audited by a certified public accountant. In addition, as soon as practicable after the end of each Fiscal Year, the Company shall cause to be prepared and sent to each Member a report setting forth in sufficient detail all such information and data with respect to the Company for such Fiscal Year as shall enable each Member to prepare his, her, or its income tax returns. Any financial statements, reports, and tax returns required pursuant to this Section 12.03 shall be prepared at the expense of the Company.

D. Tax Elections; Determinations Not Provided for in Agreement.

The Board shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. Notwithstanding the foregoing, absent the unanimous consent of all Members to the contrary, the Company and all Members shall take any steps that may be necessary to elect partnership status for purposes of the Code and any applicable state or local tax law.

E. Tax Matters Partner.

CBC Acquisition is hereby designated the “Tax Matters Partner” of the Company for purposes of the Code.

13.

GENERAL PROVISIONS

A. Notices.

Except as expressly provided in this Agreement, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the party giving the same, and shall be delivered personally by hand; sent by certified United States mail, return receipt requested, postage prepaid; or sent by a recognized overnight delivery service. Such notices, instruments, or communications shall be addressed, in the case of the Company or the Board, to the Company at its principal place of business and, in the case of any of the Members, to the address set forth in the Company’s books and records; except that any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments, or communications. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 13.01. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such Person. If notice is given by mail, it shall be deemed given when deposited in the mail addressed to the Person to whom it is directed at the last address of the Person as it appears on the records of the Company, with prepaid postage thereon. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given on the date delivered to such nationally recognized overnight courier delivery service. If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

B. Interpretation.

1. Article, Section, and Subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

2. Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

3. Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

4. Exhibits and schedules to this Agreement are an integral part of this Agreement.

5. Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

6. Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

C. Governing Law; Jurisdiction; Venue.

This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice or conflict of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

D. Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, and successors.

E. Severability.

Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

F. Entire Agreement.

This Agreement (including the exhibits hereto) supersedes any and all other understandings and agreements, either oral or in writing, between the Members with respect to the Membership Interests and constitutes the sole agreement between the Members with respect to the Membership Interests.

G. Further Action.

Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members.

H. Amendment or Modification.

This Agreement (including the exhibits hereto) may be amended or modified from time to time only by the consent of all Members.

I. Counterparts; Electronic Delivery.

This Agreement may be executed in original or by facsimile in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart. Signatures on this Agreement may be communicated by facsimile transmission or in portable document format (.pdf) by electronic mail and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or electronic mail transmission; provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

J. Representation.

This Agreement was prepared by Lowenstein Sandler LLP in its capacity as legal counsel to the Company. In connection with its preparation of this Agreement, each of the Members acknowledge that Lowenstein Sandler LLP has advised each Member that (a) such Member’s individual interests may be different than the interests of the Company; and (b) it would be in each such Member’s best interest to retain independent counsel for the purpose of advising such Member how this Agreement affects such Member’s personal interests.

IN WITNESS WHEREOF, the Members have executed and adopted this Agreement as of the Effective Date.

/s/ William J. Skyrm
William J. Skyrm

/s/ James Goodman
James Goodman

CBC ACQUISITION LLC

By:	/s/ Gary Stern
Name:	Gary Stern
Title:	Manager

[Signature Page to the Amended and Restated Operating Agreement]

EXHIBIT A

MEMBERS, CAPITAL CONTRIBUTIONS,

PROFIT PERCENTAGES AND UNITS

Member	Initial Capital Account Balance	Profit Percentages	Units
James Goodman	$0.00	10%	10
William J. Skyrm, Esq.	$0.00	10%	10
CBC Acquisition	$5,650,000.00	80%	80

A-1

Exhibit B

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Period” means the following fiscal periods: the initial Accounting Period shall commence on the day on which a Certificate of Formation is filed with the State of Delaware. Each subsequent Accounting Period shall commence immediately after the close of the next preceding Accounting Period. Each Accounting Period shall close at the close of business on the first to occur of (a) the last day of a Fiscal Year of the Company; (b) the day immediately preceding the effective date of the acceptance of a Capital Contribution from a new or existing Member, other than a Capital Contribution that is pro rata among all existing Members; (c) the day immediately preceding the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; (d) the effective date of the partial or complete withdrawal of a Member; or (e) the date of the Company’s Liquidation.

“Act” means the Limited Liability Company Act of the State of Delaware and any successor statute, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person; in such context, “control” means the possession, directly or indirectly, of the power to direct the management or policies of another, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as it may be amended or restated from time to time.

“Asta” means Asta Funding, Inc., a Delaware corporation.

“Available Cash” means all cash proceeds received by the Company (or released from reserves) during any period, whether pursuant to operations or capital transactions or otherwise, as reduced by (a) all costs and expenses incurred during such period, including expenses incurred in any sale or disposition transaction, (b) the discharge during such period of any indebtedness or liabilities of the Company for which such proceeds are to be used and (c) the setting aside during such period of such reserves as the Board may deem reasonably necessary for the discharge of known or existing liabilities or obligations of the Company.

“Board” means the Board of Managers of the Company elected pursuant to this Agreement.

“Business” means the acquiring, brokering, securitizing, or servicing of direct to consumer structured settlements and annuity cash flows.

“Call Notice” has the meaning ascribed to that term in Section 8.08.

B-1

“Call Right” has the meaning ascribed to that term in Section 8.08.

“Capital Account” means, with respect to any Member, the Member’s Capital Contribution, increased or decreased as provided in this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than cash contributed to the Company by that Member.

“CBC Acquisition” means CBC Acquisition LLC, a Delaware limited liability company.

“CEO” has the meaning ascribed to that term in Section 6.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning ascribed to that term in the preamble of the Agreement.

“Company Minimum Gain” has the meaning given to “Partnership Minimum Gain” in Regulations sections 1.704 2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning ascribed to that term in Section 7.02(a).

“Covered Matters” has the meaning ascribed to that term in Section 13.03.

“Depreciation” has the meaning ascribed to that term in the definition of “Profit and Losses.”

“Discount Factors” means, for purposes of an External Valuation, any discounts deemed appropriate by the evaluator with respect to minority holdings, lack of transferability, lack of marketability, private company, or otherwise.

“Effective Date” has the meaning ascribed to that term in the preamble of the Agreement.

“Electing Member” has the meaning ascribed to that term in Section 3.04(b).

“Election” has the meaning ascribed to that term in Section 3.04(b).

“Emergency Funding Offering” has the meaning ascribed to that term in Section 3.04(d)(iii).

“Employment Agreement” means the employment agreement of either Skyrm or Goodman with CBC Management Services Group, LLC, dated as of December 31, 2013, as it may be amended or restated from time to time.

“Exempt Issuances” has the meaning ascribed to the term in Section 3.04(d)(i).

“Existing Operating Agreement” has the meaning ascribed to that term in the preamble of the Agreement.

“External Valuation” means a determination of the fair value of the Company as of the close of the month prior to the month in which the event triggering a buy-out right occurs, determined by an unrelated third party with at least fifteen (15) years’ experience and expertise in private company valuations and an “ABV” (Accredited in Business Valuation), “ASA” (Accredited Senior Appraiser), “CVA” (Certified Valuation Analyst), “AVA” (Accredited Valuation Analyst) or “CBA” (Certified Business Appraiser) credential, jointly selected by Representatives selected by each party (one by the purchaser and one by the seller), which Representatives also must have at least fifteen (15) years’ experience and expertise in private company valuations and an ABV, ASA, CVA, AVA or CBA credential. The Representatives will provide the evaluator with information and materials they deem relevant to value the Company; the valuation issued by the jointly-selected evaluator will be final and binding on all parties. To the extent necessary or appropriate, the Company’s accountants shall determine the value of the respective Membership Interests once the evaluator has made its determination of the Company value. Except as otherwise expressly provided in this Agreement, the expense of the External Valuation will be borne by the Company; provided, however, that any External Valuation conducted in connection with the “For Cause” termination of Skyrm or Goodman shall be borne by the terminated party and paid in full at Closing, setoff against the amount owed by the Company.

“Family Member” means a Member’s spouse, ancestors, issue (including adopted children and their issue) and trusts or custodianships for the primary benefit of the Member himself or such spouse, ancestors, or issue (including adopted children and their issue).

“Fiscal Year” means the calendar year; but, upon the organization of the Company, “Fiscal Year” means the period from the first day of the term of the Company to the next following December 31 and, upon dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Goodman” means James Goodman.

“Gross Asset Value” has the meaning ascribed to that term in Section 3.07.

“Holding Company” has the meaning ascribed to that term in the preamble of the Agreement.

“Indemnified Parties” has the meaning ascribed to that term in Section 6.07.

“Liquidation” has the meaning as set forth in Regulations section 1.704-1(b)(2)(ii)(g).

“Majority Vote” means the approval, given at a meeting of Members or by written consent in accordance with Section 6.02, of Members holding at least a majority of the Membership Interests outstanding at the time such approval is given.

“Member” means each Person executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company. For purposes of interpreting this Agreement, references to the term “Member” in ARTICLE IV, ARTICLE V, and ARTICLE XI shall be deemed to refer to a transferee of an interest in the Company who is not admitted as a Member under Section 8.05 unless such interpretation is inconsistent with the provisions of Section 8.04.

“Member Nonrecourse Debt” has the meaning given to “partner nonrecourse debt” in Regulations section 1.704 2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Membership Interest” means the entire interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted by this Agreement or the Act.

“Nonrecourse Liability” has the meaning set forth in Regulations sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-Solicit Period” has the meaning ascribed to that term in Section 7.04.

“Offered Interests” has the meaning ascribed to that term in Section 3.04(a).

“Original Assets Proceeds” has the meaning ascribed to that term in Section 5.02(a).

“Original Member” has the meaning ascribed to that term in the preamble of the Agreement.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

“Post-Offer Notice” has the meaning ascribed to that term in Section 3.04(d)(iii).

“Post-Offering Interests” has the meaning ascribed to that term in Section 3.04(d)(iii).

“Preemptive Notice” has the meaning ascribed to that term in Section 3.04(b).

“President” has the meaning ascribed to that term in Section 6.04(b).

“Prime Rate” means the interest rate announced from time to time in The Wall Street Journal, Eastern edition, as the prime rate, and in the event such rate is no longer quoted in The Wall Street Journal, Eastern edition, then in such other nationally circulated financial publication as is selected by the Board.

“Profit Percentage” means, with respect to a Member, the percentage obtained by dividing (i) the number of Units held by that Member by (ii) the total number Units held by all Members.

“Profits and Losses” means, for each Accounting Period, an amount equal to the Company’s taxable income or loss for such Accounting Period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1. Income that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

2. Any expenditures of the Company described in Code section 705(a)(2)(B), or that are treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704 1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to this Section, shall be subtracted from such taxable income or loss.

3. If the Gross Asset Value of any asset is adjusted pursuant to Section 3.07(b) or 3.07(c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses.

4. Gain or loss resulting from any disposition of assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the assets disposed of (as adjusted under this Agreement), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

5. In lieu of the depreciation, amortization, and other cost-recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period as defined hereinafter. For such purposes “Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost-recovery deduction allowable with respect to an asset for such Accounting Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be any amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost-recovery deduction for such Accounting Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost-recovery deduction for such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

6. To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

7. Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 11.01 shall not be taken into account in computing Profits and Losses. The amounts of the items of Company income, gain, loss, or deduction available to be so specially allocated shall be determined by applying rules analogous to those set forth in this definition.

8. The Company’s distributive share of any Profits and Losses (as defined herein) from any partnership (including any limited liability company or other entity treated as a partnership for tax purposes) in which it holds an interest, adjusted to avoid taking into account any items otherwise reflected in the Company’s Profits and Losses, shall be included in the Company’s Profits and Losses.

“Purchase Agreement” has the meaning ascribed to that term in the preamble of the Agreement.

“Put Notice” has the meaning ascribed to that term in Section 8.07.

“Put Right” has the meaning ascribed to that term in Section 8.07.

“Referral Source” has the meaning ascribed to that term in Section 7.04.

“Regulations” means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time.

“Representative” of a Person means that Person’s Managers, officers, partners, members, managers, employees, and agents.

“Requisite Percentage” means (a) with respect to Skyrm and Goodman, together, at least twenty percentage (20%) of the Membership Interests or (b) with respect to each of Skyrm and Goodman, individually, at least ten percentage (10%) of the Membership Interests, representing, in each case, the Profit Percentages as of the Effective Date; provided, however, that in the event (i) either Skyrm or Goodman, or both, elect not to purchase any Offered Interests pursuant to Section 3.04(a) in connection with delivery of any Preemptive Notices, (ii) the Company undertakes Exempt Issuances pursuant to Section 3.04(d), or (iii) either Skyrm or Goodman, or both, elect not to purchase any Post-Offering Interests pursuant to Section 3.04(d)(iv) in connection with an Emergency Funding Offering, then, in each case, the Requisite Percentage for Skyrm and Goodman shall be reduced to the Profit Percentages held by Skyrm and Goodman, together and individually, immediately resulting from each occurrence described in subsections (i)-(iii) above, but in no event shall the Requisite Percentage (A) for Skyrm and Goodman, collectively, be less than ten percentage (10%), or (B) for each of Skyrm and Goodman, individually, be less than five percentage (5%).

“Restricted Period” has the meaning ascribed to that term in Section 7.03.

“Restrictive Covenants” has the meaning ascribed to that term in Section 7.08.

“Sale Notice” has the meaning ascribed to that term in Section 8.10(b).

“Skyrm” means William J. Skyrm.

“Tag-along Member” has the meaning ascribed to that term in Section 8.10(a).

“Tag-along Notice” has the meaning ascribed to that term in Section 8.10(c).

“Tag-along Period” has the meaning ascribed to that term in Section 8.10(c).

“Tag-along Sale” has the meaning ascribed to that term in Section 8.10(a).

“Tax Distribution Amount” has the meaning ascribed to that term in Section 5.03.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of.

“Transferring Member” has the meaning ascribed to that term in Section 8.11.

“Units” has the meaning ascribed to that term in Section 3.0